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                                                                    EXHIBIT 99.1

Media Contact:                      Holly Sheffer
                                    212-578-4072
                                    hsheffer@metlife.com

Investor Contact:                   Kevin Helmintoller
                                    212-578-5140
                                    helmintoller@metlife.com

             METLIFE ANNOUNCES INAUGURAL $1.25 BILLION DEBT OFFERING

NEW YORK, November 19, 2001 -- MetLife, Inc. (NYSE: MET) announced today that it has agreed to sell an aggregate of $1.25 billion of senior notes in its inaugural debt offering. The offering includes $500 million 5-year senior notes at 5.25 percent due December 1, 2006 and $750 million 10-year senior notes at
6.125 percent due December 1, 2011. The senior notes are issued under MetLife's $4 billion shelf registration with the Securities and Exchange Commission. Proceeds from the offering will be used for general corporate purposes.

The joint book-running managers for the offering are Banc of America Securities LLC and Lehman Brothers. A copy of the final prospectus may be obtained from Banc of America Securities at 100 North Tryon Street, Charlotte, North Carolina 28255 and from Lehman Brothers at 790 Seventh Avenue, New York, New York 10019.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the senior notes or any other security.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 13 countries.

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